Exhibit 2.1

                  Stock Purchase Agreement

This Stock Purchase Agreement ("Agreement") is made as of August 27, 1999, by United Shields Corporation, a Colorado corporation ("Buyer"), and Henry A. Kirchner ("HAK"), Barbara J. Kirchner ("BJK"), The Henry A. Kirchner Revocable Trust, Henry A. Kirchner and Barbara J. Kirchner, Trustees, dated February 6, 1996,("HAK Trust"), The Barbara J. Kirchner Revocable Trust, Barbara J. Kirchner and Henry A. Kirchner, Trustees, dated February 6, 1996, ("BJK Trust") and the Kirchner Family Nominee Trust, Henry A. Kirchner and Barbara J. Kirchner, Trustees, under Declaration of Trust dated February 6, 1996 and recorded with the Berkshire County (Middle District) Registry of Deeds in Book 910, Page 800 ("Family Trust") (HAK, BJK, the HAK Trust, the BJK Trust and the Family Trust, referred to collectively as "Sellers").

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Pittsfield Mold & Tool, Inc., a Massachusetts corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Companies"--the Company and its Subsidiaries, collectively.

"Applicable Contract"--any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet"--as defined in Section 3.4.

"Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

"Company"--as defined in the Recitals of this Agreement.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares by Sellers to Buyer;

(b) the execution, delivery, and performance of the Promissory
Note, the Employment Agreement, the Noncompetition Agreements, and the Sellers' Releases.

(c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.

"Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"Employment Agreement"--as defined in Section 2.4.

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions
(including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance
Sheet and the other financial statements referred to in Section
3.4(b) were prepared.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature
(including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Intellectual Property Assets" --as defined in Section 3.22.

"Interim Balance Sheet"--as defined in Section 3.4.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue
Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Net Sales"--gross sales prices of the Company's products and services less discounts, allowances, returns, and other sales price adjustments which may be provided from time-to-time in conjunction with the Company's normal business practices, all of which shall be determined in accordance with GAAP.

"Noncompetition Agreements"--as defined in Section 2.4.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan"--as defined in Section 3.13.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Promissory Note"--as defined in Section 2.4.

"Related Person"--with respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified
Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material
Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Sellers"--as defined in the first paragraph of this Agreement.

"Sellers' Releases"--as defined in Section 2.4.

"Shares"--as defined in the Recitals of this Agreement.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Tax"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. SALE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 PURCHASE PRICE

As the purchase price (the "Purchase Price") for the Shares:

(a) at the Closing, Buyer will deliver the following to Sellers as provided in Section 2.4: (i) $3,900,000.00, less any amount paid to Martin & Oliveira pursuant to Section 11.1, in cash; and (ii) the Promissory Note with an aggregate principal amount of $1,750,000.00 subject to the provisions of Section 10.8; and

   (b) after the Closing, Buyer will make payments to Sellers as provided in Section 2.6.

2.3 CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Martin & Oliveira, LLP, 100 North Street, Suite 301, Pittsfield, Massachusetts 01201 _____________, 1999, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 CLOSING OBLIGATIONS

At the Closing:

(a) Sellers will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii) releases in a form mutually acceptable to the parties hereto, executed by Sellers (collectively, "Sellers' Releases");

(iii) employment agreement in a form mutually acceptable to USC and Joseph A. Kirchner, executed by Joseph A. Kirchner
("Employment Agreement");

(iv) noncompetition agreements in a form mutually acceptable to the parties hereto, executed by Sellers (collectively, the "Noncompetition Agreements");and

(v) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with
Section 5.5).

(b) Buyer will deliver to Sellers:

(i) the following amounts by bank cashier's check payable to the order of the BJK Trust and the HAK Trust: $___________ and $______________ to the BJK Trust;

(ii) a promissory note payable to the Family Trust in the principal amount of $1,750,000 in a form mutually acceptable to the parties hereto (the "Promissory Note").

(iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iv) the Employment Agreement, executed by the Company.

2.5 PURCHASE OF REAL ESTATE

Simultaneously with the execution of this Agreement, the Company and Sellers are executing a Real Estate Purchase Agreement in in a form mutually acceptable to the parties hereto under which Sellers will sell, transfer and convey to the Company, and the Company will purchase from Sellers, the real property and improvements located at 10 BETNR Industrial Drive, Pittsfield, Massachusetts for a purchase price of $3,125,000. Sellers and Buyer agree that the Closing of such transaction will occur simultaneously with the Closing under this Agreement.

2.6 EARN OUT PAYMENTS

In addition to all other amounts payable by Buyer to Sellers hereunder, Buyer shall also pay Sellers an amount equal to 5% of the annual Net Sales of the Company in excess of $10,000,000 each year for a period of six years beginning as of the Closing Date, payable each year not later than 90 days after the end of the previous year, pro-rated for any partial years.

2.7 STOCK OPTIONS

Simultaneously with the execution of this agreement, the Buyer and HAK are executing a Stock Option Agreement in the form of Exhibit
2.7 under which Buyer will grant HAK options to purchase 250,000 shares of Buyer's common stock, at an exercise price of $1.00 per share, 20% of which shall be vested immediately upon issuance with 20% vesting on the first day of each year thereafter until vested in full.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Sellers have delivered to Buyer copies of the Organizational
Documents of each Acquired Company, as currently in effect.

3.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreement, the Sellers' Releases, and the Noncompetition Agreements (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

(b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated
Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired
Companies, or (B) any resolution adopted by the board of directors or the shareholders of any Acquired Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, or any of the assets owned or used by any Acquired Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other
Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized equity securities of the Company consist of 1,000 shares of no-par common stock, of which 1,000 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The HAK Trust owns 600 of the Shares, and the BJK Trust owns 400 of the Shares. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

Sellers have delivered to Buyer: (a) unaudited balance sheets of the Acquired Companies as at December 31, in each of the years 1993 through 1995 and 1998, and the related unaudited consolidated statements of income and retained earnings, and cash flow for each of the fiscal years then ended, (b) audited balance sheets of the Acquired Companies as of December 31, 1997 and 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of earnings and retained earnings, and cash flow for the fiscal year then ended, together with the report thereon of Grant Thornton LLP, independent certified public accountants, and (c) an unaudited balance sheet of the Acquired Companies as at May 31, 1999 (the "Interim Balance Sheet") and the related unaudited statements of income, and cash flow for the five months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as may be disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of the Company.

3.5 BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

3.6 TITLE TO PROPERTIES; ENCUMBRANCES

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. Part 3.6 of the Disclosure Letter also contains a complete and accurate list of all vehicles owned or leased by any Acquired Company and the fixed assets used in the business of any Acquired Company and carried on its books for tax purposes. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in
Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.7 CONDITION AND SUFFICIENCY OF ASSETS

The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 ACCOUNTS RECEIVABLE

All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or, to the knowledge of Sellers after due inquiry, will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 INVENTORY

All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

3.10 NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11 TAXES

(a) The Acquired Companies have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and
Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income, franchise or property taxes filed during the current fiscal year or the last three completed fiscal years of the Acquired Companies. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b) The state Tax Returns of each Acquired Company subject to such Taxes have been audited by the relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through the year five years prior to the current year. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Except as described in
Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.

3.12 NO MATERIAL ADVERSE CHANGE

Since the date of the Balance Sheet and Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13 EMPLOYEE BENEFITS

(a) As used in this Section 3.13, the following terms have the meanings set forth below.

"Company Other Benefit Obligation" means an Other Benefit
Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

"Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

"Company VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

"ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC Section 414.

"Multi-Employer Plan" has the meaning given in ERISA Section
3(37)(A).

"Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Pension Plan" has the meaning given in ERISA Section 3(2)(A).

"Plan" has the meaning given in ERISA Section 3(3).

"Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

"Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

"Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-
Employer Plans.

"VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

"Welfare Plan" has the meaning given in ERISA Section 3(1).

(b) (i) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii) Part 3.13(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(iii) Part 3.13(iii) of the Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Acquired Companies and the Acquired Companies' other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

(iv) Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.

(v) Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company
Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

(c) Sellers have delivered to Buyer, or will deliver to Buyer within ten days of the date of this Agreement:

(i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

(ii) all personnel, payroll, and employment manuals and policies;

(iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv) a written description of any Company Plan or Company Other
Benefit Obligation that is not otherwise in writing;

(v) all registration statements filed with respect to any Company
Plan;

(vi) all insurance policies purchased by or to provide benefits under any Company Plan;

(vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit
Obligation, or Company VEBA;

(ix) all notifications to employees of their rights under ERISA
Section 601 et seq. and IRC Section 4980B;

(x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(xi) all notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

(xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement;

(xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan; and

(xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

(d) Except as set forth in Part 3.13(vi) of the Disclosure Letter:

(i) The Acquired Companies have performed all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

(ii) No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

(iii) The Acquired Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

(A) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

(B) No Seller or Acquired Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(C) No Seller or Acquired Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA Section
502 or Section 4071.

(D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(E) All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC Section 162 or Section 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

(iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v) Since the first day of the last completed fiscal year of the Acquired Companies, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit
Obligation.

(vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company
VEBA is pending or, to Sellers' Knowledge, is Threatened.

(viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC Section 401(a).

(ix) Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x) Each Acquired Company and each ERISA Affiliate of an Acquired
Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section
402.

(xi) No Company Plan is subject to Title IV of ERISA.

(xii) The Acquired Companies have paid all amounts due to the PBGC pursuant to ERISA Section 4007.

(xiii) No Acquired Company or any ERISA Affiliate of an Acquired Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA Section 4062(e),
Section 4063, or Section 4064.

(xiv) No Acquired Company or any ERISA Affiliate of an Acquired Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

(xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xvii) The actuarial report for each Pension Plan of each Acquired Company and each ERISA Affiliate of each Acquired Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xviii) Since the last valuation date for each Pension Plan of each Acquired Company and each ERISA Affiliate of an Acquired Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xiv) No reportable event (as defined in ERISA Section 4043 and in regulations issued thereunder) has occurred.

(xx) No Seller or Acquired Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, any Acquired Company, or Buyer to the PBGC under Title IV of ERISA.

(xxi) No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xxii) No Acquired Company or any ERISA Affiliate of an Acquired Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either any Acquired Company or Buyer to a Multi-Employer Plan.

(xxiii) No Acquired Company or any ERISA Affiliate of an Acquired Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

(xxiv) No Multi-Employer Plan to which any Acquired Company or any ERISA Affiliate of an Acquired Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(xxv) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

(xxvi) Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxii) Sellers and all Acquired Companies have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

(xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC Section 280G or Section 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
AUTHORIZATIONS

(a) Except as set forth in Part 3.14 of the Disclosure Letter:

(i) each Acquired Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or
(B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) no Acquired Company has received, at any time since the first day of the next to last completed fiscal year of the Acquired Companies, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or
(B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in
Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

(i) each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

(iii) no Acquired Company has received, at any time since the first day of the next to last completed fiscal year of the Acquired Companies, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

3.15 LEGAL PROCEEDINGS; ORDERS

(a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

(b) Except as set forth in Part 3.15 of the Disclosure Letter:

(i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

(ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired
Company; and

(iii) to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c) Except as set forth in Part 3.15 of the Disclosure Letter:

(i) each Acquired Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and

(iii) no Acquired Company has received, at any time since the first day of the next to last completed fiscal year of the Acquired Companies, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet and the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of any Acquired
Company;

(c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, except the disbursement to Sellers of cash of the Company in excess of $500,000 as of the Closing Date, subject in all respects to the conditions set forth in Sections 7.11 and 8.5;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or
(ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $5,000;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $5,000;

(i) material change in the accounting methods used by any Acquired
Company; or

(j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.17 CONTRACTS; NO DEFAULTS

(a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired
Companies of an amount or value in excess of $25,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $25,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $5,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

(v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi) each collective bargaining agreement and other Applicable
Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership, and other Applicable
Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other
Person;

(viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x) each power of attorney that is currently effective and outstanding;

(xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xii) each Applicable Contract for capital expenditures in excess of $10,000;

(xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the amount of the remaining commitment of the Acquired Companies under the Contracts.

(b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and

(ii) to the Knowledge of Sellers and the Acquired Companies, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part
3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i) each Acquired Company is, and at all times since the first day of the last completed fiscal year of the Acquired Companies has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

(ii) each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since the first day of the last completed fiscal year of the Acquired Companies has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv) no Acquired Company has given to or received from any other Person, at any time since the first day of the last completed fiscal year of the Acquired Companies, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Acquired Companies, no such Person has made written demand for such renegotiation.

(f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 INSURANCE

(a) Sellers have delivered to Buyer:

(i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired
Company, or any director of any Acquired Company, is or has been covered at any time within the two years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance; and

(iii) any statement by the auditor of any Acquired Company's financial statements, or the accountant compiling such financial statements, with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b) Part 3.18(b) of the Disclosure Letter describes:

(i) any self-insurance arrangement by or affecting any Acquired
Company, including any reserves established thereunder;

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

(iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the two preceding policy years:

(i) a summary of the loss experience under each policy;

(ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Part 3.18(d) of the Disclosure Letter:

(i) All policies to which any Acquired Company is a party or that provide coverage to either Seller, any Acquired Company, or any director or officer of an Acquired Company:

(A) are valid, outstanding, and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies;

(D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

(E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired
Company.

(ii) No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

(iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

3.19 ENVIRONMENTAL MATTERS

Except as set forth in part 3.19 of the Disclosure Letter:

(a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Sellers and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest.

(c) No Seller or Acquired Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) No Seller or Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, Acquired Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Acquired Companies, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or to the Knowledge of Sellers and the Acquired Companies any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

(g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20 EMPLOYEES

(a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the first day of the last completed fiscal year of the Acquired Companies; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

(b) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To Sellers' Knowledge, except as disclosed in part 3.20 of the Disclosure Letter, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

(c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21 LABOR RELATIONS; COMPLIANCE

Since the first day of the last completed fiscal year of the Acquired Companies, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since the first day of the last completed fiscal year of the Acquired Companies, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process,
(b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 INTELLECTUAL PROPERTY

(a) Intellectual Property Assets--The term "Intellectual Property
Assets" includes:

(i) the name Pittsfield Mold & Tool, Inc., all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

(ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

(iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

(iv) all rights in mask works (collectively, "Rights in Mask
Works"); and

(v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

(b) Agreements--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which an Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business

(i) The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(d) Patents

(i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers'
Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

(e) Trademarks

(i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights

(i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 CERTAIN PAYMENTS

Since during the current fiscal year and the last three completed fiscal years of the Acquired Companies, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or to Sellers' Knowledge any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

3.24 DISCLOSURE

(a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to either Seller that has specific application to either Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25 RELATIONSHIPS WITH RELATED PERSONS

No Seller or any Related Person of Sellers or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

3.26 BROKERS OR FINDERS

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement except for payments to Vernon A. Martin, Inc.

3.27 DEPOSIT ACCOUNTS

Part 3.27 of the Disclosure Letter contains a complete and accurate list of (a) the name of each financial institution in which any Acquired Company has an account or safe deposit box, (b) the names in which each account or box is held, (c) the type account, and (d) the name of each person authorized to draw on or have access to each account or box.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

4.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Note and the Noncompetition Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated
Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated
Transactions pursuant to:

(i) any provision of Buyer's Organizational Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in this Section 4.2(b), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated
Transactions.

4.3 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for amounts, if any, due Stopel Business Services, James A. DeRoche, Esq. Buyer will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE

5.1 ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to:

(a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

(b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

(c) confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired
Company.

5.3 NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4 REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5 NOTIFICATION

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller (other than an Acquired Company) to be paid in full prior to Closing.

5.7 NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

5.8 BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1 APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them, if any, to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, if any, and (ii) cooperate with Sellers in obtaining all consents identified in
Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

(a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

(b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

7.2 SELLERS' PERFORMANCE

(a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Sections 2.4 through 2.7 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

7.3 CONSENTS

Each of the Consents, if any, identified in Part 3.2 of the Disclosure Letter, and the consent referred to in Section 4.2(b), must have been obtained and must be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

(a) an opinion of Martin & Oliviera, LLP, counsel to Sellers and the Company, dated the Closing Date, in a form mutually acceptable to the parties hereto;

(b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

7.8 DUE DILIGENCE.

Buyer must have completed its review of the business, operations, assets, prospects and condition (financial and otherwise) of each Acquired Company, and the results of that review must be satisfactory to Buyer.

7.9 FINANCING.

Buyer must have obtained additional bank financing in an amount that Buyer, in its sole discretion, deems necessary to enable Buyer to finance the Contemplated Transactions and the working capital requirements of the Acquired Companies after the Closing.

7.10 PURCHASE OF REAL ESTATE

The closing of the purchase by the Company from Sellers of certain real estate and improvements as specified in the Real Estate
Purchase Agreement referred to in Section 2.5 must occur simultaneously with the Closing under this Agreement.

7.11 FINANCIAL BENCHMARKS

As of the Closing, the Company must have at least $500,000 in cash balances and accounts receivable minus accounts payable shall be not less than $1,220,000, subject in all respects to the provisions of Section 5.2.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER'S PERFORMANCE

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Sections 2.4 through 2.7 and must have made the cash payments required to be made by Buyer pursuant to Section 2.2.

8.3 Each of the Consents, if any, identified in Part 3.2 of the Disclosure Letter, must have been obtained and must be in full force and effect.

8.4 ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to
Sellers:

(a) an opinion of Dinsmore & Shohl LLP, counsel to Buyer, dated the Closing Date,in a form mutually acceptable to the parties hereto; and

(b) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5 FINANCIAL BENCHMARKS

As of the Closing, the Company must have at least $500,000 in cash balances and accounts receivable minus accounts payable shall be not less than $1,220,000, subject in all respects to the provisions of Section 5.2.

8.6 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.7 BUYER'S FINANCIAL CONDITION

The Sellers shall have completed their review of Buyer's financial statements, books, records, accounts receivable, inventory and actual and potential liabilities, and determined, in their reasonable discretion, that Buyer has the financial to repay the Promissory Note and otherwise perform its obligations hereunder in all material respects.

8.8 SECURITY FOR FUTURE PAYMENTS

Buyer shall deliver at the Closing, as security for payment by Buyer of all amounts owing Sellers under the Promissory Note in accordance with the terms and conditions thereof, each of the following in form and substance reasonably satisfactory to
Sellers: (i) a letter of credit in the amount of $250,000, (ii)a lien on all assets of the Company, subordinate only to the Company's primary lender, holders of purchase money security interests, holders of statutory liens or liens to which the assets of the Company were subject prior to the Closing which are not to be released as a condition to Buyer's obligation to close hereunder, and (iii) a pledge to Henry A. Kirchner of 400 shares of common stock of the Company, subject to anti-dilution protection to ensure a pledge at all times of 40% of the outstanding common stock of the Company, which shares shall be placed in escrow under an escrow agreement in a form mutually acceptable to the parties hereto with a third party mutually acceptable to Henry A. Kirchner and Buyer, which shares shall be released to Buyer as the Promissory Note is paid down by Buyer.

9. TERMINATION

9.1 TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Sellers; or

(d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 1, 1999, or such later date as the parties may agree upon.

9.2 EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

All representations, warranties, covenants, and obligations of Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to
Section 2.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to
Section 2.4(a)(v) as having caused the condition specified in
Section 7.1 not to be satisfied;

(c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

(d) any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;

(e) any matter disclosed in Part ____ of the Disclosure Letter [to be completed upon receipt of Disclosure Letter];

(f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--
ENVIRONMENTAL MATTERS

In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or
(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5 TIME LIMITATIONS

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, 3.14, and 3.19, unless on or before the date two years after the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to
Section 3.3, 3.11, 3.13, 3.14, or 3.19, or a claim for
indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date two years after the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

10.6 LIMITATIONS ON AMOUNT--SELLERS

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), clause (d) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $10,000, and then for the full amount of such Damages. However, this Section 10.6 will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

10.7 LIMITATIONS ON AMOUNT--BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of
Section 10.4 until the total of all Damages with respect to such matters exceeds $10,000, and then for the full amount of such Damages. However, this Section 10.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.8 RIGHT OF SET-OFF

Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10 against principal payments otherwise payable under the Promissory Note and against amounts otherwise payable under Section 2.6 of this Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or any instrument securing the Promissory Note or a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.9 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party;
(iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent and (iv) the indemnified party will cooperate with the indemnifying party in connection with such defense and provide it with such information as it reasonably requests. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

10.10 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
11. GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, except that Buyer shall pay the legal fees of the Company owing to Martin & Oliveira as follows: $10,000 upon execution of this Agreement and up to an additional $10,000 at such time as Sellers become irrevocably obligated to consummate the transactions contemplated hereby. Sellers will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

11.4 CERTAIN POST-CLOSING OBLIGATIONS

(a) Sellers will not sell convey, assign, transfer or otherwise dispose of the Promissory Note without the prior consent of Buyer.

(b) Buyer shall provide, or shall cause the Company to provide, medical insurance for Henry A. Kirchner and Barbara J. Kirchner, on substantially the same terms as currently provide such individuals, for such time as the Promissory Note remains outstanding or such individual reaches 65 years of age, whichever is earlier.

11.5 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:
Henry A. and Barbara Kirchner
53 Victoria Lane
P.O. Box 2140
Lanesboro, Massachusetts 61237

with a copy to:
Martin & Oliviera, LLP
100 North Street, #301
Pittsfield, Massachusetts 01201
Attention:  John J. Martin, Jr., Esq.
Facsimile No.:  (413) 445-5883

Buyer:
United Shields Corporation
311 Northland Boulevard
Cincinnati, Ohio 45246
Attention:  President
Facsimile No.:  (513) 782-8902


with a copy to:
Dinsmore & Shohl LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Attn: Charles F. Hertlein, Jr., Esq.
Facsimile No.: (513) 977-8141

11.6 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Ohio, County of Hamilton, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.7 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.8 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.9 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated June 16, 1999) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10 DISCLOSURE LETTER

(a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior written consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.12 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.13 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.14 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15 GOVERNING LAW

This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

11.16 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                           Sellers:

UNITED SHIELDS CORPORATION     /s/ Henry A. Kirchner
                               Henry A. Kirchner

By: /s/Donald T. Zimmerman, Jr./s/ Barbara J. Kirchner
    Donald T. Zimmerman, Jr.       Barbara J. Kirchner

                               The Henry A. Kirchner
                               Revocable Trust

                              By: /s/ Henry A. Kirchner
                                  Henry A. Kirchner

                            By: /s/ Barbara J. Kirchner
                               Barbara J. Kirchner

                                The Barbara J. Kirchner
                                Revocable Trust

                            By: /s/ Barbara J. Kirchner
                                  Barbara J. Kirchner

                             By: /s/ Henry A. Kirchner
                                    Henry A. Kirchner

                         Kirchner Family Nominee Trust

                          By: /s/ Henry A. Kirchner
                                 Henry A. Kirchner

                          By: /s/ Barbara J. Kirchner
                                  Barbara J. Kirchner

                    EXHIBITS

[To be delivered prior to the Closing]


2.4(a)(ii)    Releases

2.4(a)(iii)   Form of Employment Agreement

2.4(a)(iv)    Form of Noncompetition Agreement

2.4(b)(ii)    Form of Promissory Note

2.5           Real Estate Purchase Agreement

2.7           Stock Option Agreement

7.4(a)        Opinion of Seller's counsel

8.4(a)        Opinion of Buyer's counsel